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                                                                   Exhibit 10.16

July 2, 2001


Kyle Bowker



Dear Kyle:

I am pleased to offer you the position of Executive Vice President of Worldwide Field Operations with Informatica Corporation. In this capacity, you will report to Diaz Nesamoney, President and COO and work to help Informatica be successful powering business insight for global organizations.

The components of your package are:

         1.   An annual base salary of $250,000.

         2. Annualized target commission of $250,000 based on successfully achieving your sales quota objectives for your region.

         3.   Annual MBO of $50,000 paid quarterly.

         4. A relocation bonus of up to $30,000 upon submission of receipts/invoices.

         5. In addition, you are eligible for a hire-on bonus of $125,000 payable after 30 days of employment and another bonus of $125,000 one year from the date of employment.

         6. In the event that (i) your employment with Informatica is terminated without cause or (ii) there is a change in control where Informatica is not the surviving entity and where a substantially similar position is either unavailable or not offered to you, you will be eligible for a severance package equivalent to your gross base salary compensation for a period equal to six (6) months as well as a continued vesting of your outstanding sock options during that period.

Your annualized on-target earning is estimated to be $550,000.

If you leave the company within twelve months of your hire date, you will be required to reimburse your hire-on and relocation bonuses on a prorated basis.

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on the first day of the month following date of hire. You will also be eligible to participate in the Company's 401(k) and Employee Stock Purchase Plans. In addition, you will be granted 500,000 new hire stock options subject to approval by the Board of Directors. The option price will be the closing market price of the stock on your first day of employment with Informatica. In the event your first day of employment occurs on a date the markets are closed, your option price will be the closing market price of the stock on the first trading day following your date of employment. Please note that you must indicate the start date of your employment below (as agreed with your manager) and return this letter to Human Resources prior to your first day of work. Vesting begins as of your hire date and continues over four years, with a one-year cliff vesting for the first 25 percent.

After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing both documents. Please return this letter and the agreement to our office as indicated below. This offer and the agreement enclosed herewith are valid through July 9, 2001 after which time this offer shall lapse.
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California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.

This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work.

Please plan to join the Monday Benefits Orientation from 10 to 11AM Pacific Time on the Monday following your first day of employment. Your attendance is required at the orientation, which will be held in Building B, located at 3460 West Bayshore Road in Palo Alto, in the Redwood Conference Room on the second floor. If it is not possible for you to attend in person, you may attend a conference call by phoning in as instructed below. This conference call is held from 10 to 11AM Pacific Time on the Tuesday following your first day of employment.

Please confirm your agreed upon hire date by indicating it here: 8/16/01

Please mail the acceptance letter in the enclosed envelope to Informatica,
Attention: Employment Department, 3350 West Bayshore Road, Palo Alto, CA 94303 and fax a copy to (650) *******.

I look forward to working with you in the future, and on behalf of the company and its employees, extend a warm welcome to you.



Sincerely,

/s/ Diaz Nesamoney

Diaz Nesamoney                                                   /s/ Kyle Bowker
                                                                 ---------------
President and COO                                                Kyle Bowker

                                                                 7/5/01
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                                                                 Date